Via Facsimile and U.S. Mail
Mail Stop 03-09


October 12, 2005


Mr. James A. Fine, Jr.
Chief Financial Officer
Investors Title Company
121 North Columbia Street
Chapel Hill, NC 27514

Re:	Investors Title Company
	Form 10-K for the fiscal year ended December 31, 2004

	File No. 000-11774

Dear Mr. Fine:

We have completed our review of your Form 10-K and have no further comments at this time.



								Sincerely,


								Joel Parker
								Accounting Branch Chief

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James A. Fine, Jr.
Investors Title Company
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